UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2015

American CareSource Holdings, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-33094	20-0428568
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1170 Peachtree Street, Suite 2350 Atlanta, Georgia 30309
(Address of Principal Executive Offices)

(404) 465-1000
(Registrant’s Telephone Number, Including Area Code) (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on May 21, 2015, the Company received a deficiency letter from The NASDAQ Stock Market LLC (“Nasdaq”) indicating that as of March 31, 2015, the Company’s reported stockholders’ equity did not meet the $2,500,000 minimum required under Nasdaq Listing Rule 5550(b)(1) (the “Listing Rule”), and that as of May 20, 2015, the Company did not meet the alternatives of market value of listed securities or net income from continuing operations under Nasdaq Listing Rule 5550(b).

In July 2015, the Company submitted a written plan to regain compliance with the Listing Rule. Based on materials submitted, Nasdaq granted the Company until November 17, 2015 to comply with the Listing Rule. The Company did not regain compliance by the November 17 deadline. Accordingly, on November 18, 2015, we received a determination letter from Nasdaq (the “Delisting Determination”) notifying us that unless we request an appeal of the Delisting Determination, (i) trading of our common stock on The Nasdaq Capital Market would be suspended at the opening of business on November 30, 2015 and (ii) action would be taken to remove the Company’s common stock from listing and registration on The Nasdaq Stock Market.

The Company plans to request an appeal of the Delisting Determination. The request must be received by the Nasdaq Hearings Department no later than 4:00 p.m. Eastern time on November 25, 2015. There can be no assurance, however, that the Nasdaq Hearings Panel will grant the Company’s request for continued listing. Under Nasdaq rules, the delisting of the Company’s common stock will be stayed during the pendency of the appeal and during such time, the Company’s common stock will continue to be listed on The Nasdaq Capital Market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2015

AMERICAN CARESOURCE HOLDINGS, INC.
(Registrant)

By:	/s/ Adam S. Winger
Adam S. Winger
Vice President of Acquisitions and Interim Chief Financial Officer, General Counsel, Secretary